Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of August 25, 2008, among GSI Group Corporation, a Michigan corporation (the “Company”), Excel Technology, Inc, a Delaware corporation (the “Excel”) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada (the “Parent”) and Eagle Acquisition Corporation, a Delaware corporation (“EAC”) have heretofore executed and delivered to the Trustee an Indenture, dated as of August 20, 2008 (the “Indenture”), providing for the issuance by the Company of 11% Senior Notes due 2013 (the “Notes”) and a full and unconditional guarantee by each of the Parent and EAC of all of the Company’s obligations under the Notes and the Indenture (each, a “Note Guarantee”);

WHEREAS, at least a majority of the outstanding common stock of Excel has been acquired by EAC as of August 20, 2008 and, as a result, Excel is a direct, majority-owned subsidiary of EAC;

WHEREAS, pursuant to Section 4.13 of the Indenture, the Company and the Parent are obligated to cause each directly and indirectly majority-owned subsidiary of the Parent to provide an additional Note Guarantee;

WHEREAS, pursuant to paragraph (4) of Section 8.01 of the Indenture, the Trustee is authorized to join with the Company and Excel in the execution of a supplement to the Indenture without the consent of any Holders in order to add a Note Guarantee;

WHEREAS, the Company and Excel have requested that the Trustee execute and deliver this First Supplemental Indenture; and

WHEREAS, all things necessary have been done to make this First Supplemental Indenture, when executed and delivered by the Company and Excel, the legal, valid and binding agreement of the Company and Excel in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Excel and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. Excel hereby agrees to (a) provide a Note Guarantee on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article 10 thereof, and (b) execute a notation of guarantee in respect of its Note Guarantee.

3. GOVERNING LAW. This First Supplemental Indenture and the Note Guarantee shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.

4. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of, and makes no representation as to, the validity or sufficiency of this First Supplemental Indenture or the recitals contained herein. All of such recitals are made solely by the Company and Excel. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GSI GROUP CORPORATION., as Issuer

By:	/s/ Daniel J. Lyne
	Name:	Daniel J. Lyne
	Title:	Secretary

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

EXCEL TECHNOLOGY, INC., as a Guarantor

By:	/s/ Daniel J. Lyne
	Name:	Daniel J. Lyne
	Title:	Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:
Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

EXCEL TECHNOLOGY, INC., as a Guarantor

By:
	Name:	Daniel J. Lyne
	Title:	Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:	/s/ VANETA BERNARD
Authorized Signatory
VANETA BERNARD
VICE PRESIDENT